NCR VOYIX MANAGEMENT INCENTIVE PLAN

(Effective 2024)

Section 1. Purpose of the Plan

The purpose of the Plan is to attract and retain high performing talent and to link cash compensation to performance and the creation of shareholder wealth by rewarding executives for achieving and exceeding strategic business and financial goals. The plan is intended to foster a culture of performance and reward continuing improvements in shareholder value.

Section 2. Definitions

Award means the amount of a Participant's incentive compensation which is payable to the Participant pursuant to the Plan.

Board means the Board of Directors of the Company.

Code means the Internal Revenue Code of 1986, as amended and the regulations and guidance promulgated thereunder.

Committee means the Compensation and Human Resource Committee of the Board, appointed by the Board to administer the Plan.

Company means NCR Voyix Corporation, a Maryland corporation.

Disability means a total and permanent disability that causes a Participant to be eligible to receive long term disability benefits under the NCR Voyix Long Term Disability Plan, or any similar plan or program sponsored by a subsidiary or branch of the Company.

Earned Award has the meaning set forth in Section 4(b) of the Plan.

Executive Officers means (i) Board appointed officers of the Company who are designated by the Board as “Executive Officers” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended and (ii) any other direct reports to the Chief Executive Officer.

Participant means an employee of the Company or a Subsidiary determined by the Committee, or by an executive officer to whom powers have been delegated in accordance with Section 3 of the Plan, to be eligible to participate in the Plan for the Plan Year.

Performance Period means the time period during which the achievement of performance goals is to be measured, as determined by the Committee.

Plan means this NCR Voyix Management Incentive Plan.

Plan Year means the fiscal year to which an Award granted under this Plan relates.

Retirement means termination of employment with the Company or an affiliated company when a Participant is age 62 or older with a minimum of 10 complete years of continuous service.

Subsidiary means any entity of which a majority of the voting power or equity interest is owned, directly or indirectly, by the Company.

Target Award means the annual award a Participant would earn, if any, for the Plan Year if the target performance criteria determined by the Committee are achieved for that Plan Year.

Section 3. Administration

a.The Committee. The Plan shall be administered by the Committee. Unless otherwise determined by the Committee, all Executive Officers shall participate in the Plan. The Committee shall have full and exclusive discretionary power to interpret the Plan, to determine those employees of the Company and its Subsidiaries who are eligible to participate in the Plan, and to adopt such rules, regulations, and guidelines for administering the Plan as the Committee may deem necessary or proper. The Committee may employ attorneys, consultants, accountants, and other persons to assist in performing its responsibilities under the Plan. The Board, the Committee, the Company, and its officers shall be entitled to rely upon the advice or opinion of such persons.

Without limitation to the foregoing, the Committee may delegate to one or more of the Company’s Chief Executive Officer, Chief Financial Officer, Chief Human Resources Officer or General Counsel the power to determine the participation eligibility of new Participants who are not Executive Officers and the bonus amount, performance criteria and achievement of the performance criteria for each Participant who is not an Executive Officer.

b.Binding Effect of Committee Actions. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participants, the Company, and all other interested persons. No member of the Committee shall be personally liable for any action, determination, or interpretation made in good faith with respect to the Plan. All members of the Committee shall be fully protected and indemnified by the Company, to the fullest extent permitted by applicable law, in respect of any such action, determination, or interpretation.

Section 4. Determination and Payment of Earned Award

a.Determination of Participant Performance Criteria. Prior to or as soon as reasonably practicable following the commencement of each Plan Year, the Committee (or an executive officer to whom powers have been delegated in accordance with Section 3 of the Plan) shall determine the bonus amount and performance criteria for a Participant to receive an Award. A Participant’s Award may be based upon such performance criteria, goals, accomplishments or combination thereof as determined by the Committee.

b.Annual Determination of Award Amount; Maximum Award. Effective as of the end of each Plan Year, the Committee (or an executive officer to whom powers have been delegated in accordance with Section 3 of the Plan) shall determine whether the performance criteria applicable to each Participant have been met. The “Earned Award” for each participant shall equal the Participant’s Target Award, as increased or decreased based on (i) actual performance achieved for the Plan Year, as determined by the Committee (or an executive officer to whom powers have been delegated in accordance with Section 3 of the Plan) and (ii) any other determinations made by the Committee (or an executive officer to whom powers have been delegated in accordance with Section 3 of the Plan) pursuant to the Plan. If expressly permitted by the Company for any Plan year, a Participant may submit a timely election to defer receipt of the Award in accordance with the terms and conditions of a deferred compensation plan approved by the Committee and applicable law. In no event will an Earned Award exceed two times a Participant’s Target Award or be less than zero.

c.Timing of Payment. Payment of Awards will be made as soon as practicable following determination of and certification of the Award, but in no event more than 90 days following the end of the Plan Year (provided that, for any Participant who is a U.S. taxpayer, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A, such payment shall be made no later than the date that is two and a half months following the end of the applicable Plan Year to which the Earned Award relates).

d.Form of Payment. Each Award under the Plan shall be paid in cash or its equivalent, provided that Committee in its discretion may determine that all or a portion of an Award shall be paid in stock, restricted stock, stock options, or other stock-based or stock-denominated awards, which shall be issued pursuant to the Company’s equity compensation plans in existence at the time of grant of the applicable Award.

e.Certification. Following the close of each Performance Period and prior to payment of any amount to any Participant under the Plan, the Committee (or an executive officer to whom powers have been delegated in accordance with Section 3 of the Plan) will certify in writing or approve at a formal meeting in accordance with the Committee’s procedures the attainment of the performance goals and the amount of the Award.

f.New Participants During the Performance Period. If an individual is newly hired or promoted during a Plan Year into a position eligible for participation in the Plan, such individual shall be eligible for an Award under the Plan based on actual performance for the Performance Period, prorated for the portion of the Performance Period following the date of eligibility for the Plan.

g.Retirement, Disability or Death. A Participant who terminates employment with the Company during a Performance Period due to Retirement, Disability or death shall be eligible to receive an Award based on actual performance for the Plan Year, prorated for the portion of the Performance Period prior to the Participant’s termination of employment. Such prorated amounts shall be paid at the same time that Earned Awards are paid to current employees in accordance with Section 4(c) of the Plan. Awards payable in the event of death shall be paid to the Participant’s estate.

h.Voluntary Termination of Employment. A Participant must be employed with the company on the date an Award is paid. If a Participant voluntarily terminates employment with the Company prior to the actual payment date in accordance with Section 4(c) of the Plan, then, except as set forth in (i) any severance plan adopted by the Company in which such individual participates or (ii) a written agreement between such individual and the Company, no Award shall be payable with respect to the applicable Performance Period.

Section 5. General Provisions

a.Employment at Will. Neither the adoption of the Plan, eligibility of any person to participate, nor payment of an Award to a Participant shall be construed to confer upon any person a right to be continued in the employ of the Company. The Company expressly reserves the right to discharge any Participant at any time in the sole discretion of the Company.

b.Amendment or Termination of the Plan. The Committee reserves the right to amend or terminate the Plan at any time with respect to Awards relating to any Plan Year that has not yet commenced.

c.Dispute Resolution. Except to the extent preempted by the Federal Arbitration Act, the Plan and any Awards hereunder shall be interpreted in accordance with the laws of the State of Maryland and applicable federal law. Any controversy or claim related in any way to the Plan shall be resolved by binding arbitration governed by the Federal Arbitration Act on a de novo standard pursuant to this paragraph and the then current rules of the American Arbitration Association (AAA). The arbitration shall be administered by the AAA. Any such arbitration will be confidential, final, and binding to the fullest extent permitted by applicable law. The arbitration shall be held before an arbitrator who is an attorney or former judge or magistrate knowledgeable of employment law. In any arbitration, each party will have the right to be represented by counsel. In any arbitration under this Section 5(c), the arbitrator will have full authority to resolve all issues in dispute, including the arbitrator’s own jurisdiction, whether any dispute must be arbitrated under this Section 5(c), whether this Section 5(c) is void or voidable, and to award compensatory remedies and other remedies permitted by law. The arbitrator’s decision and award may be entered in any court having jurisdiction thereof, and will be the sole and exclusive remedy between the parties to the arbitration regarding any claims, counterclaims, issues, or accountings. The parties to the arbitration hereby submit to the jurisdiction of any state or federal court residing in [Fulton County, Georgia]1 for the purpose of enforcement of any arbitral award and waive any objection to (i) personal jurisdiction, (ii) venue, and (iii) service of process. The arbitrator shall not have the power to award punitive or exemplary damages. The arbitrator shall have no jurisdiction or authority to compel any class or representative claim or action, consolidate different arbitration proceedings, or join any other party to an arbitration between the Plan or the Company and the Participant. The Participant shall not have any right or authority to asset or pursue any disputes as a class action or derivative action. A dispute by one participant shall not be grouped or consolidated with a dispute by another participant in a single proceeding. In the event that the prohibition on class arbitration is deemed invalid or unenforceable, then the entire arbitration provision will be null and void and the matter will proceed in federal court. Issues of arbitrability shall be determined in accordance with the federal substantive and procedural laws relating to arbitration. Each party shall bear its own attorneys’ fees associated with the arbitration and other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association, [provided, however, that if the Participant is the prevailing party, the Company shall reimburse the Participant for reasonable attorneys’ fees and expenses and arbitration expenses incurred in connection with the dispute].2 By agreeing to arbitration, the Participant is giving up the right to have the Participant’s claim heard in a court of law; however, either party may bring an action in court to compel arbitrat ion under the Plan and to enforce an arbitration award. Nothing in this Section 5(c)will be interpreted to limit any right that the Participant has to file administrative claims or charges with government agencies or to apply for workers’ compensation, short-term disability, or unemployment insurance benefits.

d.Section 409A. The intent of the parties is that payments under this Plan be exempt from, or comply with, Section 409A of the Code (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Plan shall be interpreted and administered to be in compliance therewith. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A: (i) the Participant shall not be considered to have terminated employment with the Company for purposes of any payments issued pursuant to this Plan which are subject to Section 409A until such Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A; and (ii) amounts that would otherwise be payable that would otherwise be provided pursuant to this Plan or any other arrangement between the Participant and the Company during the six (6) month period immediately following such Participant’s separation from service shall instead be paid on the first business day after the date that is six (6) months following such Participant’s separation from service (or, if earlier, such Participant’s date of death). Any payments described in this Plan that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. The Company makes no representation that any or all of the payments described in this Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. Participants shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by such Participants on account of non-compliance with Section 409A. The Plan may be amended in any respect deemed by the Board or the Committee to be necessary in order to preserve compliance with Section 409A.

e.Clawback. All Awards provided for in this Plan which are subject to recovery under any law, government regulation, stock exchange listing requirement or Company policy, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement or Company policy (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement), including, without limitation, the NCR Voyix Corporation Clawback Policy, effective December 1, 2023. By participating in this Plan, each Participant knowingly, voluntarily and irrevocably consents to and agrees to be bound by and subject to the terms and conditions of the applicable clawback policies, including that (i) the Participant will return any erroneously awarded compensation that is required to be repaid in accordance with the applicable clawback policies, (ii) the compensation that the Participant receives, has received or may become entitled to receive from the Company is subject to the applicable clawback policies, and the applicable clawback policies may affect such compensation, (iii) the Company is entitled to clawback all or any portion of the cash benefits set forth herein in the event a Participant breaches any post-employment restrictive covenants; and (iv) the Participant has no right to indemnification, insurance payments or other reimbursement by or from the Company for any compensation that is subject to recoupment and/or forfeiture under the applicable clawback policies.
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